EXHIBIT 4.1

WARRANT AGREEMENT

This Warrant Agreement (this "Agreement"), dated as of August 8, 2005, is made by and among SpectRx, Inc., a Delaware corporation (the "Company"), and the individuals listed on Exhibit A attached hereto (such individuals being referred to collectively herein as the "Investors").

W I T N E S S E T H :

WHEREAS, on June 3, 2005, the Company executed a term sheet entitled "Secured Notes Summary of Terms" (the "Term Sheet"), pursuant to which it had been contemplated that certain of the Investors would collectively provide a $1,000,000 loan to the Company (the "Notes Transaction");

WHEREAS, the Term Sheet provides that, if the Company determines not to consummate the Notes Transaction, the Company will nonetheless modify any existing warrants to purchase shares of the Company's Common Stock, par value $.001 per share ("Company Common Stock") (other than those warrants for Company Common Stock issued pursuant to the Company's March 2004 Series A Preferred Stock financing) held by any of the Investors (collectively, the "Existing Investor Warrants") in accordance with the terms described in the Term Sheet opposite the heading entitled "Warrant Modification");

WHEREAS, the Company has determined not to consummate the Notes Transaction and, as a consequence thereof, is entering into this Agreement in order to, inter alia, effect the modification to the Existing Investor Warrants contemplated by the Term Sheet; and

WHEREAS, in order to resolve all potential claims that the Investors, or any of them, may allegedly have as a result of the Company's determining not to consummate the Notes Transaction or otherwise, the Company has agreed, in return for the release set forth herein, to issue to Dolores Maloof and Jimmy Funderburke warrants to purchase shares of the common stock, no par value ("GT Common Stock"), of Guided Therapeutics, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("GT"), on the terms and conditions set forth herein;

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

ARTICLE I

MODIFICATION OF EXISTING INVESTOR WARRANTS

SECTION 1.1. Contemporaneously with the execution of this Agreement, each Existing Investor Warrant shall be amended and restated, with the result that each of the Existing Investor Warrants shall, from and after the execution of this Agreement, be in the form of Amended and Restated Warrant attached to this Agreement as Exhibit B.

SECTION 1.2. Contemporaneously with the execution of this Agreement, each Investor covenants to surrender to the Company the original Existing Investor Warrants held by it that are to be so amended and restated.

ARTICLE II

GT WARRANTS; CERVICAL CANCER DETECTION TECHNOLOGY

SECTION 2.1. Contemporaneously with the closing of an initial financing of GT pursuant to which GT receives proceeds of not less than $3,000,000.00 (a "GT Financing"), SpectRx shall issue to Dolores Maloof and Jimmy Funderburke warrants (the "GT Warrants") to purchase from SpectRx an aggregate number of shares of GT Common Stock owned by SpectRx equal to 7.5% of the outstanding GT Common Stock as of the closing of the GT Financing, with each such individual to receive a GT Warrant for the percentage of the outstanding GT Common Stock indicated opposite such individual on Exhibit A attached hereto (referred to herein as such individual's "GT Percentage"). Each GT Warrant shall be in the form attached hereto as Exhibit C.

SECTION 2.2. In the event that, prior to a GT Financing, the Company licenses or sells the Company's cervical cancer detection technology (such technology being more particularly described on Exhibit D attached hereto), then the Company shall, promptly upon receipt of the proceeds in respect thereof, remit to Dolores Maloof and Jimmy Funderburke an amount equal to, in the aggregate for both such individuals, 7.5% of the net proceeds thereof, with each such individual to receive an amount of such net proceeds in proportion to his or her GT Percentage.

ARTICLE III

RELEASE

SECTION 3.1. As a material inducement to the Company to enter into this Agreement, and except for the obligations of the Company set forth or described in this Agreement or under the agreements and instruments of the Company listed in Schedule 3.1 to this Agreement, each of the Investors hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, GT, and each of their respective shareholders, subsidiaries, affiliates, predecessors, successors, assigns, agents, directors, officers, employees, representatives and attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the "Releasees"), or any of them, from any and all charges, complaints, claims, promises and agreements, damages (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, and including, but not limited to, arising out of or in connection with the Term Sheet, the transactions contemplated thereby, or the Company's determination not to proceed with the transactions contemplated by the Term Sheet (each a "Claim" and, collectively, "Claims"), that such Investor now has, owns or holds, or claims to have, own or hold, or that such Investor at any time heretofore had, owned or held, or claimed to have, own or hold against each or any of the Releasees.

SECTION 3.2. Each of the Investors hereby represents and warrants, severally and not jointly, that such Investor has not filed any complaints, charges or lawsuits against the Company, GT, or any of the Releasees, with any governmental agency or any court, and that such Investor will not do so at any time hereafter with regard to the matters released under Section 3.1, or that any such complaints, charges or lawsuits filed prior to execution of this Agreement will be withdrawn by Investor immediately after the date hereof; provided, however, that this shall not limit any Investor from filing a lawsuit for the sole purpose of enforcing such Investor's rights under this Agreement.

SECTION 3.3. Each of the Investors further represents and warrants, severally and not jointly, that such Investor has not transferred or assigned to any person or entity any rights, claims and/or causes of action released herein.

SECTION 3.4. Each Investor hereby represents, severally and not jointly, and agrees that such Investor fully understands such Investor's right to discuss all aspects of this Agreement with such Investor's private attorney, that to the extent, if any, that such Investor desires, such Investor has availed himself of this right, that such Investor has carefully read and fully understands all of the provisions of this Agreement, and that such Investor is voluntarily entering into this Agreement. It is fully understood and agreed that each party hereto shall pay such party's own attorneys' fees and costs in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as follows:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(c) The execution, delivery and performance by the Company of this Agreement have been duly authorized by all required corporate action of the Company and will not violate the certificate of incorporation, as amended, or bylaws, as amended, of the Company.

(d) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding and enforceable obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar event affecting the enforcement of creditors rights generally and except as enforceability may be subject to general principles of equity, regardless of whether such principles are applied in a court of equity.

(e) The Company owns as of the date hereof free and clear of any liens, security interests, rights, options, pledges, agreements, claims or encumbrances of any nature whatsoever (collectively, "Encumbrances"), except for Encumbrances created hereby, all of the issued and outstanding shares of GT Common Stock. Other than pursuant to Section 2.6(b) of that certain Note Purchase and Security Agreement, dated February 6, 2004, by and among the Company and certain investors, the Company has not entered into any other agreements to issue GT Common Stock.

SECTION 4.2. Representations and Warranties of the Investors. Each Investor hereby represents and warrants, severally and not jointly, to the Company, as follows:

(a) Such Investor has the legal capacity to execute and deliver this Agreement and perform his or her obligations hereunder.

(b) This Agreement has been duly executed and delivered by such Investor and constitutes a legal, valid, binding and enforceable obligation of such Investor enforceable against such Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar event affecting the enforcement of creditors rights generally and except as enforceability may be subject to general principles of equity, regardless of whether such principles are applied in a court of equity.

(c) Such Investor owns as of the date hereof free and clear of any Encumbrances the Existing Investor Warrants described opposite such Investor's name on Exhibit A attached hereto. Exhibit A completely and accurately describes all Existing Investor Warrants owned by such Investor.

ARTICLE V
MISCELLANEOUS

SECTION 5.1. Notices. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes one day after being sent by overnight courier service to the following addresses:

If to the Company: .	SpectRx, Inc 4955 Avalon Ridge Parkway Suite 300 Norcross, Georgia 30071-1591 Attention: Chief Executive Officer
If to an Investor:	The address indicated for such Investor on Exhibit A attached hereto.

SECTION 5.2. Amendment and Waivers. Any provision of this Agreement may be amended or waived, but only pursuant to a written agreement signed by the Company, on the one hand, and the Investor against which such amendment or waiver is sought to be applied, on the other.

SECTION 5.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, the Investors and their respective successors and assigns.

SECTION 5.5. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 5.6. Entire Agreement. This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

SECTION 5.7. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof or thereof.

SECTION 5.8. Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF SUCH STATE THAT REQUIRE OR PERMIT APPLICATION OF THE LAWS OF ANY OTHER STATE OR JURISDICTION). EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURTS SITTING IN THE NORTHERN DISTRICT OF GEORGIA, AND OF ANY OF THE STATE COURTS SITTING IN GEORGIA FOR PURPOSES OF ALL LEGAL PROCEEDINGS WHICH MAY ARISE HEREUNDER UNDER THIS AGREEMENT. IN CONNECTION THEREWITH, EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH HE OR IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT, AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

IN WITNESS WHEREOF, the parties have executed or caused to be executed by their duly authorized representatives this Agreement as of the date first written above.

THE COMPANY:

SPECTRX, INC.

By: /s/ Mark A. Samuels
Printed Name: Mark A. Samuels
Title: Chairman & Chief Executive Officer

THE INVESTORS:

_/s/ Dolores Maloof
Printed Name: Dolores Maloof

/s/ Jimmy Funderburke
Printed Name: Jimmy Funderburke

/s/ John Imhoff_
Printed Name: John Imhoff

/s/ Susan Imhoff
Printed Name: Susan Imhoff